Exhibit 10.1

FIFTH AMENDMENT TO OFFICE BUILDING LEASE AGREEMENT
(Sunnova Energy Corporation – 20 Greenway Plaza)
THIS FIFTH AMENDMENT TO OFFICE BUILDING LEASE AGREEMENT (this "Fifth Amendment") is dated effective and for identification purposes as of September 12, 2019 (the "Effective Date"), and is made by and between SCP 20 GREENWAY, LLC, a Delaware limited liability company ("Landlord"), and SUNNOVA ENERGY CORPORATION, a Delaware corporation ("Tenant").
RECITALS:
WHEREAS, Landlord (as successor-in-interest to 20 Greenway Plaza LLC, a Delaware limited liability company ("Original Landlord")) and Tenant are parties to that certain Office Building Lease Agreement (the "Original Lease") dated August 29, 2014, as amended by that certain First Amendment to Office Building Lease Agreement (the "First Amendment") dated May 18, 2015, that certain Second Amendment to Office Building Lease Agreement (the "Second Amendment") dated June 1, 2015, that certain Third Amendment to Office Building Lease Agreement (the "Third Amendment") dated November 15, 2018, and that certain Fourth Amendment to Office Building Lease Agreement (the "Fourth Amendment") dated May 7, 2019 (collectively, the "Lease"), pertaining to that certain premises comprised of a total of approximately 71,732 rentable square feet of space (the "Existing Premises") within that certain building located at 20 East Greenway Plaza, Houston, Texas 77046 (the "Building"), as follows:

Suite	Rentable Square Feet
Suite 350	Approx. 2,850 rentable square feet
Suite 400	Approx. 11,214 rentable square feet
Suite 475	Approx. 19,894 rentable square feet
Suite 540	Approx. 18,280 rentable square feet
Suite 750	Approx. 19,494 rentable square feet
WHEREAS, Tenant executed that certain Confirmation dated December 11, 2014, in connection with the Original Lease;
WHEREAS, pursuant to the First Amendment, Tenant also leases that certain one (1) rack encompassing thirty-two (32) square feet in the raised floor independent HVAC data room space on the third (3rd) floor of the Building (the "Rack Space");
WHEREAS, Tenant has subleased Suite 350 to GCC Bunkers LLC, a Separate Series of Gulf Coast Commodities LLC, a Texas Series Limited Liability Company ("Subtenant"), pursuant to that certain Sublease Agreement dated May 8, 2017, as amended by that certain Amendment to Sublease Agreement dated April 20, 2018 (collectively, the "Sublease"), subject to that certain Consent to Sublease Agreement dated May 2, 2017, executed by Original Landlord, Tenant and Subtenant. Subtenant currently subleases Suite 350 on a month-to-month basis;

WHEREAS, the Lease by its terms shall expire on July 31, 2022 (the "Prior Expiration Date");
WHEREAS, Landlord and Tenant desire to reduce the Existing Premises by removing Suite 350 (the "Reduction Space") from the Existing Premises effective as of the Prior Expiration Date as more fully set forth herein; and
WHEREAS, Landlord and Tenant desire to enter into this Fifth Amendment to extend the Lease Term with respect to that portion of the Existing Premises other than the Reduction Space (i.e., Suite 400, Suite 475, Suite 540 and Suite 750) (collectively, the "Remaining Space") and provide for certain other matters as more fully set forth herein.
NOW, THEREFORE, in consideration of the foregoing and the mutual covenants contained herein, the parties agree that the Lease shall be amended in accordance with the terms and conditions set forth below.
1.    Definitions. The capitalized terms used herein shall have the same definitions as set forth in the Lease, unless otherwise defined herein.
2.    Extension for Remaining Space. The Lease Term for the Remaining Space is hereby extended for a period of eighty-four (84) months (the "Extended Term"), commencing on the date immediately following the Prior Expiration Date (i.e., August 1, 2022) (the "Extension Date"), and expiring on July 31, 2029, unless sooner terminated in accordance with the terms of the Lease, as amended by this Fifth Amendment (collectively, the "Amended Lease"). No such extension shall operate to release Tenant from liability for any amounts owed or defaults which exist under the Amended Lease prior to the Extension Date.
3.    Reduction.
(a)    Expiration of Reduction Space. Landlord and Tenant acknowledge and agree that the extension set forth in Section 2 above shall apply to the Remaining Space only, and the Lease Term for the Reduction Space shall continue to expire on the Prior Expiration Date or the earlier termination of the Amended Lease. Accordingly, effective as of the date immediately following the Prior Expiration Date (i.e., August 1, 2022) (the "Reduction Effective Date"), the Existing Premises shall be decreased from a total of approximately 71,732 rentable square feet to approximately 68,882 rentable square feet by the elimination of the Reduction Space. Effective as of the Reduction Effective Date, the term "Premises," as defined in the Lease, shall be deemed to mean the Remaining Space, subject to the terms and conditions of this Section 3.
(b)    Survival of Obligations. Effective as of the Prior Expiration Date, all obligations of the parties with respect to Suite 350 only shall cease and terminate in the same manner as upon expiration of the Lease Term; provided, however, that Tenant shall remain liable hereunder for all obligations and liabilities which accrue under the Amended Lease as it relates to Suite 350 through the Prior Expiration Date, including, without limitation, Tenant's obligation to pay Base Rent and Tenant's Proportionate Share of Operating Expenses. Any such amounts not due and payable prior to the Reduction Effective Date, but which relate to the period prior to the Reduction

2

Effective Date, shall be paid by Tenant to Landlord within ten (10) days of Tenant's receipt of an invoice therefor from Landlord.
(c)    Termination of Subtenant. Tenant hereby represents and warrants to Landlord that (i) the Sublease is the entire agreement of Tenant and Subtenant with respect to Suite 350, and there are no additional amendments or modifications to the Sublease other than those stated herein, and (ii) Tenant has not assigned, subleased or otherwise transferred any interest of Tenant in Suite 350 or the Amended Lease, other than the Sublease. Tenant shall cause the Sublease to be terminated on or before the Prior Expiration Date.
(d)    Surrender of Suite 350. Tenant shall surrender Suite 350 to Landlord on or before the Prior Expiration Date free of Subtenant and in accordance with the terms and conditions of the Lease, including, without limitation, the terms set forth in Sections 14(C), 21(B), 21(C) and 29(I) of the Original Lease. If Tenant or Subtenant shall holdover in Suite 350 from and after the Prior Expiration Date, Tenant shall be liable for such hold over and such hold over shall be subject to the terms of the Amended Lease, including, without limitation, the terms set forth in Section 21(A) of the Original Lease.
4.    Base Rent.
(a)    Prior to Extended Term. Tenant shall continue to pay Base Rent for the Existing Premises (i.e., approximately 71,732 rentable square feet) through the Prior Expiration Date in accordance with the terms and conditions of the Lease; provided, however, that Tenant shall be entitled to four (4) full calendar months of abatement of Base Rent during the period of January 1, 2020, through April 30, 2020, inclusive, subject to the terms and conditions of Section 6 below.
(b)    Extended Term. Commencing on the Extension Date, Tenant shall pay Base Rent for the Remaining Space (i.e., approximately 68,882 rentable square feet) as follows:

Period of Extended Term	Approx. Annual Rate/RSF	Monthly Installment of Base Rent
08/01/22-07/31/23	$22.50	$129,153.75
08/01/23-07/31/24	$23.00	$132,023.83
08/01/24-07/31/25	$23.50	$134,893.92
08/01/25-07/31/26	$24.00	$137,764.00
08/01/26-07/31/27	$24.50	$140,634.08
08/01/27-07/31/28	$25.00	$143,504.17
08/01/28-07/31/29	$25.50	$146,374.25*
*Tenant shall be entitled to one (1) full calendar month of abatement of Base Rent during the month of July, 2029, subject to the terms and conditions of Section 6 below.

3

All such Base Rent shall be paid in accordance with the Amended Lease.
5.    Tenant's Proportionate Share; Operating Expenses. As of the Effective Date and continuing through the Prior Expiration Date, Tenant's Proportionate Share shall continue to be 16.58% (i.e., 71,732 / 432,633). Commencing on the Reduction Effective Date, Tenant's Proportionate Share shall be 15.92% (i.e., 68,882 / 432,633) as a result of the elimination of the Reduction Space. Tenant shall continue to pay Tenant's Proportionate Share of Operating Expenses from and after the Effective Date and continuing throughout the Extended Term in accordance with the terms and conditions of the Amended Lease; provided, however, that Tenant shall be entitled to five (5) full calendar months of abatement of Tenant's Proportionate Share of Operating Expenses during the Abatement Period (as defined in Section 6 below), subject to the terms and conditions of Section 6 below. As set forth in Section 1.11 of the Original Lease, the cap on "controllable" Operating Expenses shall not be applicable during the initial twelve (12) months of the Extended Term (i.e., such cap shall be "reset" during such extension). For informational purposes only, Landlord has estimated 2019 Operating Expenses to be $13.09 per rentable square foot. Notwithstanding the foregoing, the foregoing estimate shall not be deemed to be a representation or warranty as to the amount of the actual Operating Expenses for 2019 or a cap on the amount of the actual Operating Expenses for 2019.
6.    Abatement. Subject to the terms and conditions of this Section, Tenant shall be entitled to a total of five (5) full calendar months of abatement of Base Rent and Tenant's Proportionate Share of Operating Expenses during the following periods (collectively, the "Abatement Period"): (a) the period of January 1, 2020, through April 30, 2020, inclusive (i.e., a period of four (4) full calendar months), and (b) the month of July, 2029 (i.e., a period of one (1) full calendar month). The total amount of Base Rent and Tenant's Proportionate Share of Operating Expenses abated during the Abatement Period is referred to herein as the "Abated Amount". Such abatement shall apply solely to payment of the monthly installments of Base Rent and Tenant's Proportionate Share of Operating Expenses, but shall not be applicable to any other charges, expenses or costs payable by Tenant under the Amended Lease. Landlord and Tenant agree that the abatement of the Abated Amount contained in this Section is conditional and is made by Landlord in reliance upon Tenant's faithful and continued performance of the terms, conditions and covenants of the Amended Lease and the payment of all monies due Landlord thereunder. In the event that Tenant defaults under the terms and conditions of the Amended Lease, then Tenant shall no longer be entitled to any portion of the Abated Amount pursuant to this Section from and after such date of default, and the unamortized portion of that portion of the Abated Amount received by Tenant as of such date of default (amortized on a straight-line basis over the last seventy-nine (79) months of the Extended Term) shall become fully liquidated and immediately due and payable (without limitation and in addition to any and all other rights and remedies available to Landlord provided herein or at law and in equity). At any time prior to or during the Abatement Period (or any portion thereof), Landlord shall have the option to make a cash payment (the "Buyout Payment") to Tenant in the amount of the remaining Abated Amount, discounted at the rate of ten percent (10%) per annum from the last day of the applicable Abatement Period to the first day of the month during which the Buyout Payment is made. Upon Landlord's tender of the Buyout Payment, Tenant shall no longer be entitled to the Abated Amount pursuant to this Section. Landlord shall exercise its option to buy out the Abated Amount by delivering at least ten (10) days' prior written notice thereof to Tenant, and shall make the Buyout Payment to Tenant on or about the date set forth in such notice.

4

7.    Intentionally Deleted.
8.    Parking. Effective as of the Effective Date, Sections 1.18 and 1.19 of the Original Lease (as amended) are hereby amended and restated as follows:
"1.18    Parking Spaces: Tenant and its employees, agents and invitees shall have the non-exclusive right to use up to five (5) parking spaces per one thousand (1,000) rentable square feet in the Premises (the "Maximum Parking Spaces"); provided, however, Tenant shall lease on a "must-take" basis no less than three (3) parking spaces per one thousand (1,000) rentable square feet in the Premises (the "Must-Take Parking Spaces"). All Parking Spaces shall be in the parking garage adjacent to the Building (the "Adjacent Garage" or "Edwards Garage"); provided, however, Tenant may elect to convert up to ten (10) of the parking spaces to be designated as unreserved vehicular parking spaces in the parking garage associated with the Building (the "Building Garage") for the Lease Term, as same may be extended. Tenant's use of the Parking Spaces is subject to (1) such reasonable Rules and Regulations (as defined herein) as Landlord may promulgate from time to time and (2) rights of ingress and egress of other tenants and their employees, agents and invitees. None of the Parking Spaces shall be assigned. Once any Parking Spaces are surrendered (provided Tenant must always have the Must-Take Parking Spaces in the Adjacent Garage), then Tenant may only re-lease such spaces subject to availability.
1.19    Parking Rent: Tenant shall be obligated to pay Landlord on a monthly basis the prevailing fair market rate charged by Landlord for parking spaces in the Building Garage, if any (exclusive of any taxes owed by Landlord on such parking fees). Tenant shall be obligated to pay Landlord on a monthly basis the prevailing fair market rate charged by Landlord for parking spaces in the Adjacent Garage (exclusive of any taxes owed by Landlord on such parking fees); provided, however, that the prevailing fair market rate per parking space in the Adjacent Garage shall not exceed one hundred ten percent (110%) of the rate that Landlord is being charged by the Adjacent Garage operator ("Operator") for such parking space in the Adjacent Garage at any given time. Tenant shall be responsible for all taxes on Parking Rent."
As of the Effective Date and continuing through the Prior Expiration Date, the Maximum Parking Spaces shall equal three hundred fifty-eight (358) parking spaces and the Must-Take Parking Spaces shall equal two hundred fifteen (215) parking spaces, based on the Existing Premises containing approximately 71,732 rentable square feet. Commencing on the Reduction Effective Date, the Maximum Parking Spaces shall equal three hundred forty-four (344) parking spaces and the Must-Take Parking Spaces shall equal two hundred six (206) parking spaces, based on the Remaining Space containing approximately 68,882 rentable square feet. If Tenant desires to lease any parking spaces above the Maximum Parking Spaces, such leases shall be at the Parking Rent and subject to availability.

5

Notwithstanding the foregoing, Landlord and Tenant acknowledge and agree that as of the Effective Date, Tenant has elected to convert ten (10) of the parking spaces in the Adjacent Garage to be designated as unreserved vehicular parking spaces in the Building Garage in accordance with Section 1.18 of the Original Lease (as amended above). Accordingly, the number of Maximum Parking Spaces and Must-Take Parking Spaces set forth in the paragraph above shall be reduced by ten (10) parking spaces for so long as Tenant maintains such ten (10) parking spaces in the Building Garage. For the avoidance of doubt, as of the Effective Date, the Maximum Parking Spaces shall equal three hundred forty-eight (348) parking spaces and the Must-Take Parking Spaces shall equal two hundred five (205) parking spaces, based on the Existing Premises containing approximately 71,732 rentable square feet, and Tenant leases from Landlord ten (10) unreserved parking spaces in the Building Garage.
As of the Effective Date, the prevailing fair market rate charged by Operator for unreserved parking spaces in the Adjacent Garage is $89.00 per space per month, and the prevailing fair market rate charged by Landlord for unreserved parking spaces in the Building Garage is $110.00 per space per month. Landlord and Tenant acknowledge that as of the Effective Date, Landlord is currently pursuing a reduction of the rate charged by Operator for parking spaces in the Adjacent Garage. If Operator reduces the rate charged in the Adjacent Garage, the parking rate charged to Tenant for parking spaces in the Adjacent Garage shall be appropriately reduced. Tenant acknowledges and agrees that Landlord has not made any representation or warranty that a parking rate reduction will be achieved with respect to parking spaces in the Adjacent Garage, and the terms of any such reduction shall be subject to the approval of Landlord, in its sole and absolute discretion. For the avoidance of doubt, any reduction of parking rates charged by Operator for the Adjacent Garage shall not affect the parking rates charged by Landlord for the Building Garage.
9.    Building Signage. Effective as of the Effective Date, provided Tenant is not in default under the terms of the Amended Lease (beyond any applicable notice and cure periods), Tenant shall have the right to install one (1) exterior sign on the top façade of the Building in the location depicted on Exhibit A attached hereto (the "Building Sign"). Tenant shall have the right to have the Building Sign backlit, subject to Tenant’s receipt of required approvals in accordance with the following sentence. Landlord hereby approves the plans and specifications for the Building Sign as set forth on Exhibit A-1 attached hereto. Notwithstanding the foregoing, Tenant’s right to install the Building Sign is expressly subject to and contingent upon Tenant receiving, at Tenant's sole cost and expense, the approval and consent to the Building Sign from all applicable governmental and quasi-governmental governmental agencies, and all other necessary permits, zoning, regulatory and other approvals in connection with the Building Sign. Landlord shall notify Tenant of any required approvals of which Landlord is aware which are not governmental or quasi-governmental agencies. Additionally, any changes to the Building Sign shall be subject to Landlord’s prior review and written approval thereof, and shall conform to Landlord's signage criteria for the Building. In such event, Tenant shall submit to Landlord reasonably detailed drawings of its changes to the Building Sign, including without limitation, the size, material, shape, location, coloring and lettering for review and approval by Landlord. Tenant shall reimburse Landlord for any reasonable out-of-pocket costs associated with Landlord's review and supervision as hereinbefore provided, including, without limitation, engineers and other professional consultants. All costs of approval, consent, design, installation, supervision of installation, wiring, maintaining, repairing and removing the Building Sign will be at Tenant’s sole cost and expense, provided that Tenant may

6

utilize the Allowance (as defined in Section 11(b) below) for such costs. Tenant will be solely responsible for any damage to the Building Sign and any damage that the installation, maintenance, repair or removal thereof may cause to the Building. Upon the expiration or earlier termination of the Amended Lease, Tenant shall remove the Building Sign and restore any damage to the Building at Tenant’s sole cost and expense. In addition, Landlord shall have the right to remove the Building Sign at Tenant's sole cost and expense, if, at any time during the Lease Term: (a) Tenant assigns the Amended Lease; (b) Tenant sublets more than fifty percent (50%) of the Premises, provided that Tenant remains in possession of not less than 55,000 rentable square feet in the Building; (c) Tenant is in default under the terms of the Amended Lease (beyond any applicable notice and cure periods); or (d) Tenant leases less than a total of 68,000 rentable square feet in the Building. The rights contained in this Section are not assignable separate and apart from the Amended Lease, nor may such rights be separated from the Amended Lease in any manner, either by reservation or otherwise.
10.    Intentionally Deleted.
11.    Condition of Premises.
(a)    Tenant in Possession. Tenant is in possession of the Premises and agrees to accept the same on the Effective Date and on the Extension Date "as is" without any agreements, representations, understandings or obligations on the part of Landlord to perform or fund any alterations, repairs or improvements, except as provided in Section 11(b) below.
(b)    Tenant's Work; Allowance. Commencing on the Effective Date, Tenant may repair, refurbish and upgrade the Remaining Space in accordance with and subject to the terms and conditions of Section 14 of the Original Lease ("Tenant's Work"). Notwithstanding anything in this Fifth Amendment to the contrary, Tenant shall be entitled to a one-time tenant improvement allowance in the amount of $35.00 per rentable square foot in the Remaining Space (i.e., $2,410,870.00, based on the Remaining Space containing approximately 68,882 rentable square feet) (the "Allowance") toward the actual out-of-pocket costs of Tenant's Work. The Allowance may be used by Tenant to pay for (1) the hard costs of Tenant's Work, (2) the architectural, engineering and permitting costs related to Tenant's Work, (3) Tenant's moving expenses in connection with Tenant's relocation from the Reduction Space to the Remaining Space, (4) costs of the Building Sign as set forth in Section 9 above, (5) the costs of any furniture, fixtures and equipment purchased by Tenant and installed in the Remaining Space, and (6) the costs of any data cabling that is installed as part of Tenant's Work. Provided Tenant is not in default under the terms of the Amended Lease (beyond any applicable notice and cure periods), Landlord shall reimburse Tenant for the allowable costs of Tenant's Work (up to the Allowance) as Tenant’s Work progresses (provided that Tenant shall not make more than one (1) draw request per calendar month, and Landlord shall not be obligated to make more than one (1) disbursement per calendar month) within thirty (30) business days following (i) completion of the applicable portion of Tenant's Work, as evidenced by a certification of completion of such portion of Tenant’s Work from the project engineer or architect, (ii) Landlord's receipt of Tenant's invoice of the costs related thereto, together with invoices, receipts and/or bills substantiating such costs and evidence of payment by Tenant for all such costs by Tenant, (iii) Landlord's receipt of conditional lien waivers in a form acceptable to Landlord from all contractors and subcontractors who did work on the applicable portion of Tenant's Work, together with final unconditional lien waivers in a form acceptable to Landlord showing full

7

payment of those portions of Tenant's Work that were the subject of the conditional lien waivers provided by Tenant to Landlord in connection with the prior disbursement of the Allowance, (iv) Landlord's receipt of a copy of the final permits approved by the applicable governing authority to the extent required for the applicable portion of Tenant's Work, and (v) to the extent applicable, Landlord's receipt of all documentation required for Tenant's Work pursuant to Section 14 of the Original Lease. Landlord shall be under no obligation to pay for any of Tenant's Work in excess of the Allowance, and Tenant shall not be entitled any unused portion of the Allowance upon completion of Tenant's Work, except as expressly set forth below. The Allowance shall only be available for Tenant's use from the Effective Date through August 1, 2023 (the "Allowance Deadline"); provided, however, that if Tenant is not in default under the terms of the Amended Lease (beyond any applicable notice and cure periods), any unused portion of the Allowance as of the Allowance Deadline (but not to exceed $10.00 per rentable square foot of the Remaining Space (i.e., $688,820.00, based on the Remaining Space containing approximately 68,882 rentable square feet)) shall automatically be applied as a credit against the Base Rent next coming due and payable under the Amended Lease (as so capped, the "Applied Allowanced") (in which event the Allowance Deadline shall no longer apply, and the Applied Allowance shall be applied against Base Rent until it is applied in full), and the Applied Allowance shall no longer be available to Tenant as an allowance or reimbursement for any costs. Upon the Allowance Deadline, Tenant waives any and all rights to any unused portion of the Allowance in excess of the Applied Allowance.
12.    Rack Space. Tenant is in possession of the Rack Space and agrees to accept the same on the Effective Date and on the Extension Date "as is" without any agreements, representations, understandings or obligations on the part of Landlord to perform or fund any alterations, repairs or improvements. Tenant shall continue to lease the Rack Space from and after the Effective Date and continuing throughout the Extended Term in accordance with the terms and conditions of the Amended Lease, including, without limitation, the payment of rent for the Rack Space in accordance with Section 2(c) of the First Amendment. At any time after the Effective Date, Landlord may substitute for the Rack Space other rack space on the third (3rd) or fourth (4th) floor of the Building (which other rack space may be located within any portion of the Premises on such floors) (the "Relocation Rack Space") provided: (a) the Relocation Rack Space shall be similar to the Rack Space in size, provided that in no event shall the Relocation Rack Space consist of less than thirty-two (32) square feet, and provided further that the rent for the Rack Space shall continue to be based on a size of thirty-two (32) square feet (regardless of the actual size of the Relocation Rack Space); (b) Landlord shall pay the reasonable out-of-pocket expenses of Tenant for moving from the Rack Space to the Relocation Rack Space, including all costs associated with relocating redundant internet connections, security, access control etc.; (c) such move shall be made during evenings, weekends or otherwise, so as to incur the least inconvenience to Tenant; (d) Landlord shall first give Tenant at least ninety (90) days' notice before making such change; and (e) the Relocation Rack Space shall retain backup generation capacity, fire suppression, access control, security and HVAC capacity as the Rack Space is provided as of the Effective Date, or as otherwise agreed-upon by Tenant. Tenant shall have the right to relocate such Rack Space to within its Premises at any time throughout the Lease Term, subject to the Lease Agreement and those provisions in this Section 12. Notwithstanding the foregoing, if the Relocation Rack Space is located within the Premises or if Tenant elects to relocate the Rack Space to within its Premises, Landlord and Tenant acknowledge that since Tenant is already obligated to pay Base Rent for the Premises, Tenant shall not be obligated to pay additional base rent for the Relocation Rack Space, provided that nothing

8

herein shall limit Tenant's obligation to pay all amounts attributable to above-standard usage or Auxiliary Power as provided for in the Lease with respect to the Relocation Rack Space and Tenant's use thereof, as applicable. If Landlord shall exercise its right hereunder, the Relocation Rack Space shall thereafter be deemed to be the Rack Space for the purposes of the Amended Lease.
13.    Option to Extend. Tenant shall continue to have the Renewal Option set forth in Section 2 of Rider One to the Original Lease with respect to the entire Premises then leased by Tenant; provided, however, that Tenant shall deliver the Renewal Request Notice not more than eighteen (18) months nor less than twelve (12) months prior to the expiration of the Lease Term.
14.    Rights of First Refusal.
(a)    4th, 5th and 7th Floors. Tenant shall continue to have the Right of Refusal set forth in Section 3 of Rider One to the Original Lease, as amended by Section 7 of the Second Amendment; provided, however, that the "Refusal Space" shall mean each of (i) all leasable space located on the fourth (4th) floor of the Building, other than Suite 400 and Suite 475, which are currently leased by Tenant, (ii) all leasable space located on the fifth (5th) floor of the Building, other than Suite 540, which is currently leased by Tenant, and (iii) all leasable space located on the seventh (7th) floor of the Building, other than Suite 750, which is currently leased by Tenant. If any Third Party Offer is for any Refusal Space, together with any other portion of the Building, then the Right of Refusal shall apply to all space that is subject to such Third Party Offer, and Tenant may not elect to exercise the Right of Refusal with respect to only the Refusal Space. Notwithstanding anything in the Lease to the contrary, the Right of Refusal shall be subordinate to the rights of any other tenant of the Building relating to the Refusal Space existing as of the Effective Date. Further, if Landlord is obligated to re-offer any Refusal Space to Tenant after the six (6) month period described in Section 3(e) of Rider One to the Original Lease, then such right shall be subordinate to the rights of any other tenant of the Building relating to the Refusal Space existing as of the expiration of such six (6) month period. For the avoidance of doubt, if Tenant does not exercise its Right of Refusal in the time and manner set forth in Section 3 of Rider One to the Original Lease, then Landlord shall be free to lease the Refusal Space to any party on any terms that Landlord desires during such six (6) month period. Additionally, if Landlord has submitted a written proposal to any other tenant of the Building relating to the Refusal Space prior to the Effective Date, then the Right of Refusal shall be subordinate to Landlord's right to finalize an agreement based on such proposal.
(b)    Suite 310. Tenant is hereby granted a right of refusal to lease from Landlord Suite 310 in the Building consisting of approximately 7,851 rentable square feet of space, as depicted on Exhibit B attached hereto, which right of refusal shall be subject to all of the terms and conditions of Section 3 of Rider One to the Original Lease, as amended by Section 7 of the Second Amendment, subject to the following modifications: (i) for purposes of this Section 14(b), the "Refusal Space" shall be deemed to mean Suite 310 in the Building; (ii) Tenant shall only have the Right of Refusal with respect to all of Suite 310 (and not only a portion thereof); (iii) if any Third Party Offer is for Suite 310, together with any other portion of the Building, then the Right of Refusal shall apply to all space that is subject to such Third Party Offer, and Tenant may not elect to exercise the Right of Refusal with respect to only Suite 310; (iv) Tenant's Right of Refusal with respect to Suite 310 shall be subordinate to Landlord's right to renew any tenant occupying any portion of Suite 310 as of the Effective Date, as well as any rights of any other tenant of the Building relating to Suite 310

9

existing as of the Effective Date; and (v) Section 3(e) of Rider One to the Original Lease is hereby deleted in its entirety with respect to Suite 310. Notwithstanding anything in the Lease to the contrary, Tenant acknowledges and agrees that the Right of Refusal with respect to Suite 310 is a one-time right, and if Tenant does not exercise its Right of Refusal with respect to Suite 310 in the time and manner set forth herein, the Right of Refusal with respect to Suite 310 shall be deemed terminated and of no further force or effect.
(c)    Limitation. Notwithstanding anything in the Lease to the contrary, Tenant shall have no right of refusal to lease any portion of the Building other than the "Refusal Space" described in Sections 14(a) and (b) above.
15.    Options; Allowances. Tenant acknowledges and agrees that it has (a) no rights and/or options to extend or renew the Lease Term, except as set forth in Section 13 above, (b) no rights and/or options to terminate the Amended Lease early, and (c) no rights and/or options to lease additional space within the Building, except as set forth in Section 14 above, and all other rights and/or options with respect to the matters described above are hereby deemed of no further force or effect. For the avoidance of doubt, Section 5 of the Third Amendment and Section 5 of the Fourth Amendment are hereby deleted in their entirety and of no further force or effect. Additionally, except as set forth in Section 11 above, Tenant acknowledges and agrees that it has no claim to any credits or tenant allowances provided to Tenant under the Lease, all of which have been paid or credited in full by Landlord to Tenant or are otherwise hereby deemed to be have been waived by Tenant, and Landlord has no further obligations with respect thereto. For the avoidance of doubt, Tenant shall not be entitled to any credits or tenant allowances pursuant to Exhibit C to the Original Lease, Section 6 of the First Amendment or Exhibit B to the Second Amendment.
16.    Brokers. Tenant and Landlord each hereby represents and warrants to the other that such representing party has not dealt with any real estate brokers or leasing agents, except Cushman & Wakefield of Texas, Inc., who represents Tenant, and CBRE, Inc., who represents Landlord (collectively, the "Brokers"). No commissions are payable to any party claiming through Tenant as a result of the consummation of the transaction contemplated by this Fifth Amendment, except to Brokers, if applicable. Tenant hereby agrees to indemnify and hold Landlord harmless from any and all loss, costs, damages or expenses, including, without limitation, all reasonable attorneys' fees and disbursements by reason of any claim of or liability to any other broker, agent, entity or person claiming through Tenant (other than the Brokers) and arising out of or in connection with the negotiation and execution of this Fifth Amendment. Landlord hereby agrees to indemnify and hold Tenant harmless from any and all loss, costs, damages or expenses, including, without limitation, all reasonable attorneys' fees and disbursements by reason of any claim of or liability to any broker, agent, entity or person claiming through Landlord and arising out of or in connection with the negotiation and execution of this Fifth Amendment.
17.    Governing Law. This Fifth Amendment is governed by federal law, including without limitation the Electronic Signatures in Global and National Commerce Act (15 U.S.C. §§ 7001 et seq.) and, to the extent that state law applies, the laws of the State of Texas without regard to its conflicts of law rules.
18.    Counterparts; Electronic Signatures. This Fifth Amendment may be executed in counterparts, including both counterparts that are executed on paper and counterparts that are in

10

the form of electronic records and are executed electronically. An electronic signature means any electronic sound, symbol or process attached to or logically associated with a record and executed and adopted by a party with the intent to sign such record, including facsimile or e-mail electronic signatures. All executed counterparts shall constitute one agreement, and each counterpart shall be deemed an original. The parties hereby acknowledge and agree that electronic records and electronic signatures, as well as facsimile signatures, may be used in connection with the execution of this Fifth Amendment and electronic signatures, facsimile signatures or signatures transmitted by electronic mail in so-called pdf format shall be legal and binding and shall have the same full force and effect as if a paper original of this Fifth Amendment had been delivered and had been signed using a handwritten signature. Landlord and Tenant (i) agree that an electronic signature, whether digital or encrypted, of a party to this Fifth Amendment is intended to authenticate this writing and to have the same force and effect as a manual signature, (ii) intend to be bound by the signatures (whether original, faxed or electronic) on any document sent or delivered by facsimile or, electronic mail, or other electronic means, (iii) are aware that the other party will rely on such signatures, and (iv) hereby waive any defenses to the enforcement of the terms of this Fifth Amendment based on the foregoing forms of signature. If this Fifth Amendment has been executed by electronic signature, all parties executing this document are expressly consenting under the Electronic Signatures in Global and National Commerce Act ("E-SIGN"), and Uniform Electronic Transactions Act ("UETA"), that a signature by fax, email or other electronic means shall constitute an Electronic Signature to an Electronic Record under both E-SIGN and UETA with respect to this specific transaction.
19.    Miscellaneous. With the exception of those matters set forth in this Fifth Amendment, Tenant's leasing of the Premises and the Rack Space shall be subject to all terms, covenants and conditions of the Lease. In the event of any express conflict or inconsistency between the terms of this Fifth Amendment and the terms of the Lease, the terms of this Fifth Amendment shall control and govern. Except as expressly modified by this Fifth Amendment, all other terms and conditions of the Lease are hereby ratified and affirmed. This Fifth Amendment may be executed in any number of counterparts, and delivery of any counterpart to the other party may occur by electronic or facsimile transmission; each such counterpart shall be deemed an original instrument, but all such counterparts together shall constitute one agreement. An executed Fifth Amendment containing the signatures (whether original, faxed or electronic) of all the parties, in any number of counterparts, is binding on the parties. The parties acknowledge that the Lease is a valid and enforceable agreement and that as of the date of this Fifth Amendment, Tenant has no actual knowledge of any circumstances that would give rise to any claim in favor of Tenant against Landlord or its agents which might serve as the basis of any other set-off against accruing rent and other charges or any other remedy at law or in equity.
[Remainder of Page Intentionally Left Blank]

11

IN WITNESS WHEREOF, this Fifth Amendment is dated effective as of the date and year first written above.
LANDLORD:

SCP 20 GREENWAY, LLC,
a Delaware limited liability company

By: /s/     Steven Yari
Name:     Steven Yari
Title: Authorized Signatory

TENANT:

SUNNOVA ENERGY CORPORATION,
a Delaware corporation

By: /s/ William J. Berger
Name: William J. Berger
Title: President and Chief Executive Officer

12

Exhibit 10.1

EXHIBIT A
LOCATION OF BUILDING SIGN

Ext. Building Identification - Rendering

sunnova

sunnova

Sunnova | Exterior Building Identification

July 22, 2019 | ©2019 Gensler. All rights reserved. | 3

Gensler

1225773.05/OC 378376-00003/8-14-19/bjw/bjw	EXHIBIT A -1-

Exhibit 10.1

EXHIBIT A-1
LANDLORD APPROVED PLANS AND SPECIFICATIONS FOR BUILDING SIGN
[See Attached]

1225773.05/OC 378376-00003/8-14-19/bjw/bjw	EXHIBIT A-1 -1-

Exhibit 10.1

EXHIBIT B
SITE PLAN SHOWING SUITE 310 REFUSAL SPACE

1225773.05/OC 378376-00003/8-14-19/bjw/bjw	EXHIBIT B -1-